September 19, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS AUGUST 2018 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for August 2018. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $393 million increased 11% over August 2017 and 4% over July 2018. The increase over August 2017 was primarily attributable to growth of Private Client Group assets in fee-based accounts, and the increase over July 2018 was largely driven by higher institutional equity and fixed income commissions in the Capital Markets segment.

Record client assets under administration of $788.5 billion increased 16% over August 2017 and 2% over July 2018, lifted by the net addition of financial advisors in the Private Client Group and equity market appreciation. Record financial assets under management of $141.4 billion increased 51% over August 2017 and 2% over July 2018. The significant growth of financial assets under management over August 2017 was helped by the acquisition of Scout and Reams in November 2017.

“Although M&A revenues declined after a record month in July, total investment banking revenues for the fiscal fourth quarter are expected to increase sequentially from the fiscal third quarter,” said Chairman and CEO Paul Reilly. “The interest rate environment remains extremely challenging for the Fixed Income business.”

Record net loans at Raymond James Bank of $19.4 billion were up 14% over August 2017 and 1% compared to July 2018.

“Our client-focused culture and breadth of full-service firm resources continue to drive financial advisor retention and recruiting across all of our affiliation options,” said Reilly.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,700 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $788 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	August 2018	August 2017	July 2018	% change from
	(23 business days)	(23 business days)	(21 business days)	August 2017	July 2018

Total securities commissions and fees (in mil.) (1)	$393.0	$353.5	$376.4	11%	4%

Client assets under administration (in bil.)	$788.5	$681.0	$772.6	16%	2%

Private Client Group assets under administration (in bil.)	$753.5	$647.7	$737.9	16%	2%

Financial assets under management (in bil.) (2)	$141.4	$93.9	$138.5	51%	2%

Raymond James Bank total loans, net (in bil.)	$19.4	$17.0	$19.2	14%	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the Asset Management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the average daily balances of assets under management.